SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) December 4, 1995
                                                 ----------------


Newcor, Inc.
------------------------------------------------------
(Exact name of registrant as specified in its charter)



   Delaware                1-5985                38-0865770
---------------         -------------        -------------------
(State or other         (Commission            (IRS Employer
 jurisdiction)           File Number)        Identification No.)



1825 S. Woodward Avenue, Suite 240, Bloomfield Hills, MI    48302
--------------------------------------------------------  ----------
(Address of principal executive offices)                  (Zip Code)



Registrant's telephone number, including area code (810) 253-2400
                                                   --------------



-------------------------------------------------------------
(Former name or former address, if changed since last report)

<P>

ITEM 5     OTHER EVENTS
------     ------------

On December 4th and 5th, 1995, Newcor, Inc. (the Company) signed three separate definitive agreements to purchase for cash the assets of three separate companies: Boramco, Inc. (Boramco), Production Rubber Products Company, Inc. (PR), and Rubright Industries, Inc. (Rubright). All three transactions are subject to the completion of certain conditions precedent to closing, but are anticipated to occur in January or February 1996.

The assets of Boramco, which will be purchased for approximately
$4.5 million, have been used to design and manufacture high volume, vinyl dipped automotive components.

The assets of PR, which will be purchased for approximately $2.9 million, have been used to design and manufacture dipped and slush molded neoprene and vinyl components, primarily for the automotive industry.

The assets of Rubright, which will be purchased for approximately
$4.5 million, have been used to design and manufacture flexible injection molded parts for the automotive industry.

Newcor intends to continue employing these assets in the same lines of business. All the purchase prices were determined by arms-length negotiations between unrelated parties. Financing for the purchases will be obtained through an increase in the Company's existing line of credit with Comerica Bank in Detroit, Michigan.

None of the acquisitions meets the significant subsidiary test of Rule 1-02(v) of Regulation S-X.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
                                                 Newcor, Inc.
                                                 ------------
                                                 (Registrant)

Date    December 8, 1995                     /s/ John Garber
        ----------------                     ----------------
                                             John Garber
                                             Vice President-Finance